 Exhibit 99.1

Joint Press Release

FOR IMMEDIATE RELEASE

Esquire Financial Holdings, Inc. and Signature Bancorporation Inc. Announce Final Exchange Ratio for Proposed Merger

Jericho, NY & Rosemont, IL, June 23, 2026 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (“Esquire”), the parent company of Esquire Bank, National Association and Signature Bancorporation, Inc. (“Signature”), the parent company of Signature Bank, announced today the final exchange ratio for the proposed merger based on Signature’s sale of all Schedule A Loans.

Under the terms of the merger agreement, Signature shareholders were to receive 2.630 shares of Esquire common stock for each share of Signature common stock they own (the “exchange ratio”), subject to adjustment (the “merger consideration”) based on the aggregate sale proceeds received by Signature on the sale of four loans, which loans totaled approximately $70 million (the “Schedule A Loans”). The merger agreement provided that if any Schedule A Loans are sold prior to closing, the exchange ratio would be adjusted based on the aggregate loan sales proceeds relative to the aggregate outstanding principal amount of such loans (the “Aggregate Schedule A Loan Balance”), with a maximum exchange ratio of 2.80, based on the sale of all Schedule A Loans and on a one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum exchange ratio of 2.50, based on a ten percent or less aggregate recovery from the sale of the Schedule A Loans (or no sales of Schedule A Loans) prior to closing.

Based on Signature’s Schedule A Loan sales and related recovery rate of approximately 62.0%, shares of Signature’s common stock (except for any dissenting shares) will be converted into the right to receive 2.671 shares of Esquire stock at the close of the merger. As disclosed in the joint proxy statement/prospectus relating to the proposed combination of Esquire and Signature dated May 6, 2026, Esquire pro forma financial information assumed a Schedule A Loan recovery rate of 50% (included in the gross credit mark on loans) and an associated exchange ratio of 2.630 (3.393 million Esquire shares issued to Signature shareholders), as compared to the actual recovery rate of 62.0% and an associated exchange ratio of 2.671 (3.447 million Esquire shares issued to Signature shareholders).

“Based upon the final exchange ratio of 2.671 as compared to the assumed exchange ratio of 2.630, Esquire will issue approximately 54 thousand, or 1.6%, additional shares on a pro forma basis, which is reflected in the pro forma financial information and related disclosures contained within the joint proxy statement/prospectus relating to the proposed combination of Esquire and Signature dated May 6, 2026,” stated Andrew C. Sagliocca, Vice Chairman, CEO & President of Esquire. “We anticipate closing the proposed merger in the third quarter of 2026.”

The closing of the proposed merger remains subject to the approvals of Esquire stockholders and Signature shareholders and certain other customary closing conditions.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank, with branch offices in Jericho, New York and Los Angeles, California, as well as an administrative office in Boca Raton, Florida. The Bank is dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York and Los Angeles metropolitan areas. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

About Signature Bancorporation, Inc.

Signature Bancorporation, Inc. is the parent company of Signature Bank, a business-focused bank headquartered in Rosemont, Illinois. Founded in 2006, Signature Bank is dedicated to providing tailored financial solutions to middle-market businesses. Signature Bank serves a diverse range of business clients — including law firms, medical practices, manufacturers, technology firms, and professional service firms — through a comprehensive suite of commercial lending, treasury management, SBA lending, wealth management, and fraud protection services, delivered through a combination of relationship-based banking and innovative financial technology. For more information, visit www.signaturebank.bank.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Esquire’s and Signature’s beliefs, goals, intentions, and expectations regarding the proposed transaction, revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; Esquire and Signature do not assume any duty, and do not undertake, to update such forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of Esquire and Signature. Such statements are based upon the current beliefs and expectations of the management of Esquire and Signature and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Esquire or Signature; the possibility that the proposed transaction will not close when expected or at all because required shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of Esquire and Signature to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Esquire; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Esquire and Signature do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Signature’s operations and those of Esquire; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; Esquire’s and Signature’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by Esquire’s issuance of additional shares of its capital stock in connection with the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of Esquire and Signature to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of Esquire and Signature; and the other factors discussed in the “Risk Factors” section of Esquire’s Annual Report on Form 10-K for the year ended December 31, 2025, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Esquire’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and other reports Esquire files with the SEC.

Additional Information and Where to Find It

In connection with the proposed transaction, Esquire filed a registration statement on Form S-4 with the SEC. The registration statement includes a joint proxy statement of Esquire and Signature, which also constitutes a prospectus of Esquire, that was mailed to stockholders of Esquire and shareholders of Signature on or about May 11, 2026, seeking certain approvals related to the proposed transaction.

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SECURITY HOLDERS OF ESQUIRE AND SIGNATURE AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ESQUIRE, SIGNATURE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Esquire and Signature, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by Esquire will be made available free of charge in the “Company” section of Esquire’s website, www.esquirebank.com, under the heading “Investor Relations.”

Participants in Solicitation

Esquire, Signature, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding Esquire’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 30, 2026, and certain other documents filed by Esquire with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

Contact Information

Esquire: Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

Signature: Michael G. O’Rourke

President and CEO

Signature Bancorporation, Inc.

(773) 467-5602

morourke@signaturebank.bank